Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2016 Third Quarter Results

Oxford, CT – February 3, 2016 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision bearings and components for the industrial, defense and aerospace industries, today reported results for the third quarter of fiscal year 2016.

Third Quarter Highlights

	Fiscal 2016		Fiscal 2015		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$144.2	$144.2	$106.3	$106.3	35.6%	35.6%
Gross margin	$53.5	$54.1	$41.7	$41.7	28.5%	29.8%
Gross margin %	37.1%	37.5%	39.2%	39.2%
Operating income	$27.1	$27.6	$20.6	$22.2	31.4%	24.5%
Operating income %	18.8%	19.2%	19.4%	20.9%
Net income	$17.0	$17.3	$14.1	$14.4	21.3%	19.7%
Diluted EPS	$0.73	$0.73	$0.60	$0.62	21.7%	17.7%

(1)	Results exclude items in reconciliation below.

Nine Month Highlights

	Fiscal 2016		Fiscal 2015		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$435.2	$435.2	$331.9	$331.9	31.1%	31.1%
Gross margin	$158.4	$165.6	$125.2	$128.9	26.5%	28.4%
Gross margin %	36.4%	38.0%	37.7%	38.9%
Operating income	$73.0	$86.3	$63.1	$71.1	15.7%	21.4%
Operating income %	16.8%	19.8%	19.0%	21.4%
Net income	$45.0	$53.6	$43.3	$46.9	3.8%	14.1%
Diluted EPS	$1.91	$2.28	$1.85	$2.01	3.2%	13.4%

(1)	Results exclude items in reconciliation below.

“Our third quarter results demonstrate solid operating performance, while reflecting the typical fiscal third quarter seasonality from fewer production days due to the holiday season,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “Continued strength in the aerospace sector in both commercial OEM and aftermarket activity was partially offset by softness in some industrial markets. The integration of the Sargent business is going well and we remain confident in our prospects for continued improvement in the performance of this business.”

Third Quarter Results

Net sales for the third quarter of fiscal 2016 were $144.2 million, an increase of 35.6% from $106.3 million in the third quarter of fiscal 2015. Net sales for the aerospace markets increased 67.0%, offset by a 0.7% decrease in industrial markets. Gross margin for the third quarter of fiscal 2016 was $53.5 million compared to $41.7 million for the same period last year. Excluding the impact of an inventory purchase accounting adjustment, gross margin would have been $54.1 million compared to $41.7 million for the same period last year. Adjusted gross margin as a percentage of net sales would have been 37.5% in the third quarter of fiscal 2016 compared to 39.2% for the same adjusted period last year.

SG&A for the third quarter of fiscal 2016 was $23.9 million, an increase of $4.6 million from $19.3 million for the same period last year. The increase of $4.6 million was attributable to an increase of $4.3 million associated with the acquisition of Sargent Aerospace, $0.4 million in incentive stock compensation expenses, $0.2 million due to personnel expenses offset by $0.3 million in expense reductions. As a percentage of net sales, SG&A was 16.5% for the third quarter of fiscal 2016 compared to 18.1% for the same period last year.

Other operating expenses for the third quarter of fiscal 2016 totaled $2.6 million, an increase of $0.8 million, compared to $1.8 million for the same period last year. For the third quarter of fiscal 2016 other operating expenses consisted mainly of $2.5 million of amortization of intangibles and $0.1 million in costs associated with the acquisition and other items. For the same period last year, other operating expenses consisted of $0.4 million of amortization of intangibles, $1.5 million in costs associated with acquisition activity, $0.1 million in costs associated with consolidation and restructuring, offset by $0.2 million of other income.

Operating income for the third quarter of fiscal 2016 was $27.1 million compared to operating income of $20.6 million for the same period last year. Excluding costs associated with acquisitions and, integration and restructuring, operating income would have been $27.6 million for the third quarter of fiscal 2016 compared to an adjusted $22.2 million for the same period last year. Excluding these adjustments, operating income as a percentage of net sales would have been 19.2% compared to 20.9% for the same period last year.

Net interest expense was $2.2 million for the third quarter of fiscal 2016 compared to $0.3 million for the same period last year.

Income tax expense for the third quarter of fiscal 2016 was $7.8 million compared to $6.1 million for the same period last year. Our effective income tax rate for the third quarter of fiscal 2016 was 31.5% compared to 30.3% for the same period last year. The effective income tax rates for the third quarter of fiscal 2016 and fiscal 2015 include discrete tax benefits of $0.2 million and $0.7 million, respectively. The effective income tax rate without these discrete tax items would have been 32.1% and 33.7%, respectively.

Net income for the third quarter of fiscal 2016 was $17.0 million compared to $14.1 million for the same period last year. On an adjusted basis, net income would have been $17.3 million for the third quarter of fiscal 2016, compared to an adjusted net income of $14.4 million for the same period last year.

Diluted EPS for the third quarter of fiscal 2016 was 73 cents per share compared to 60 cents per share for the same period last year. On an adjusted basis, diluted EPS for the third quarter of fiscal 2016 would have been 73 cents per share compared to an adjusted diluted EPS of 62 cents per share for the same period last year, an increase of 17.7%.

Backlog as of December 26, 2015 was $351.3 million compared to $217.5 million as of December 27, 2014.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 877-788-4721 (international callers dial 530-379-4726) and provide conference ID # 30608812. An audio replay of the call will be available from 2:00 p.m. ET February 3rd, 2016 until 11:59 p.m. ET February 10th, 2016. The replay can be accessed by dialing 855-859-2056 (international callers dial 404-537-3406) and providing conference call ID # 30608812. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. Except as required by federal and state securities laws, the Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 26,	December 27,	December 26,	December 27,
	2015	2014	2015	2014

Net sales	$144,216	$106,322	$435,220	$331,861
Cost of sales	90,695	64,669	276,817	206,636
Gross margin	53,521	41,653	158,403	125,225

Operating expenses:
Selling, general and administrative	23,850	19,266	72,519	56,779
Other, net	2,619	1,798	12,872	5,349
Total operating expenses	26,469	21,064	85,391	62,128

Operating income	27,052	20,589	73,012	63,097

Interest expense, net	2,238	288	6,222	820
Other non-operating (income) expense	(54)	146	(44)	(356)
Income before income taxes	24,868	20,155	66,834	62,633
Provision for income taxes	7,821	6,104	21,864	19,314
Net income	$17,047	$14,051	$44,970	$43,319

Net income per common share:
Basic	$0.73	$0.61	$1.94	$1.88
Diluted	$0.73	$0.60	$1.91	$1.85

Weighted average common shares:
Basic	23,220,707	23,090,635	23,197,969	23,057,864
Diluted	23,492,321	23,376,480	23,508,348	23,369,308

Dividends per share	$-	$-	$-	$2.00

	Three Months Ended		Nine Months Ended
Reconciliation of Reported Gross Margin to	December 26,	December 27,	December 26,	December 27,
Adjusted Gross Margin:	2015	2014	2015	2014

Reported gross margin	$53,521	$41,653	$158,403	$125,225
Inventory purchase accounting adjustment	562	-	7,188	-
Integration and restructuring	-	-	-	3,707
Adjusted gross margin	$54,083	$41,653	$165,591	$128,932

	Three Months Ended		Nine Months Ended
Reconciliation of Reported Operating Income to	December 26,	December 27,	December 26,	December 27,
Adjusted Operating Income:	2015	2014	2015	2014

Reported operating income	$27,052	$20,589	$73,012	$63,097
Inventory purchase accounting adjustment	562	-	7,188	-
Integration and restructuring	-	88	999	6,470
Acquisition costs	25	1,527	5,097	1,527
Adjusted operating income	$27,639	$22,204	$86,296	$71,094

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

Reconciliation of Reported Net Income and Net Income	Three Months Ended		Nine Months Ended
Per Common Share to Adjusted Net Income and	December 26,	December 27,	December 26,	December 27,
Adjusted Net Income Per Common Share:	2015	2014	2015	2014

Reported net income	$17,047 #	$14,051	$44,970 #	$43,319
Inventory purchase accounting adjustment (1)	385	$-	4,789	$-
Integration and restructuring (1)	-	58	666	6,440
Acquisition costs (1)	17	1,012	3,402	1,012
Loss on extinguishment of debt (1)	-	-	127	-
Foreign exchange translation loss (gain) (1)	(37)	-	(196)	-
Discrete tax loss (benefit)	(154)	(698)	(204)	(3,829)
Adjusted net income	$17,258	$14,423	$53,554	$46,942
(1) After tax impact.

Adjusted net income per common share:
Basic	$0.74	$0.62	$2.31	$2.04
Diluted	$0.73	$0.62	$2.28	$2.01

Weighted average common shares:
Basic	23,220,707	23,090,635	23,197,969	23,057,864
Diluted	23,492,321	23,376,480	23,508,348	23,369,308

Dividends per share	$-	$-	$-	$2.00

	Three Months Ended		Nine Months Ended
	December 26,	December 27,	December 26,	December 27,
Segment Data, Net External Sales:	2015	2014	2015	2014

Plain bearings segment	$64,171	$53,770	$197,455	$171,101
Roller bearings segment	26,294	31,358	84,025	96,627
Ball bearings segment	12,850	14,038	38,791	41,676
Engineered products segment	40,901	7,156	114,949	22,457
	$144,216	$106,322	$435,220	$331,861

	Three Months Ended		Nine Months Ended
	December 26,	December 27,	December 26,	December 27,
Selected Financial Data:	2015	2014	2015	2014

Depreciation and amortization	$6,698	$3,778	$19,170	$11,845

Incentive stock compensation expense	$2,565	$2,196	$7,193	$6,231

Adjusted operating income plus depreciation/amortization
plus incentive stock compensation expense	$36,902	$28,178	$112,659	$89,170

Cash provided by operating activities	$21,540	$17,677	$61,800	$62,405

Capital expenditures	$4,836	$4,412	$14,635	$15,870

Total debt			$384,974	$9,121

Cash and short-term investments			$44,403	$119,240

Cash dividends paid to shareholders			$-	$46,014

Repurchase of common stock			$10,470	$7,049

Backlog			$351,297	$217,525